SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

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|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials


                           GreenMan Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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|X|  No fee required.
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     previously.  Identify the previous filing by registration statement number,
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

                          GREENMAN TECHNOLOGIES, INC.
                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (781) 224-2411



                                NOTICE OF ANNUAL
                             MEETING OF STOCKHOLDERS

                            To Be Held April 21, 2004

TO OUR
STOCKHOLDERS:

      The Annual Meeting of Stockholders (the "Meeting") of GreenMan Technologies, Inc. (together with its subsidiaries, "we", "us" or "our"), a Delaware corporation, will be held on Wednesday, April 21, 2004, at 9:30 A.M., in the Reading Room at the Sheraton Colonial Hotel, One Audubon Road, Wakefield, Massachusetts, 01880 for the following purposes:

      1.    To elect five members of our Board of Directors.

      2. To consider and act upon a proposal to ratify the selection of the firm of Wolf & Company, P.C. as independent auditors for the fiscal year ending September 30, 2004.

      3. To transact such other business as may properly come before the meeting and any adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on February 17, 2004 are entitled to notice of and to vote at the Meeting.

      All stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she has returned a proxy.

                                         By Order of the Board of Directors


                                         ROBERT H. DAVIS
                                         Chief Executive Officer
March 25, 2004


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                           GREENMAN TECHNOLOGIES, INC.
                           7 Kimball Lane, Building A
                         Lynnfield, Massachusetts 01940
                                 (781) 224-2411

                                 PROXY STATEMENT

                                                                  March 25, 2004

      Proxies in the form enclosed with this proxy statement are solicited by our Board of Directors (the "Board of Directors") at our expense for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, April 21, 2004 in the Reading Room at the Sheraton Colonial Hotel, One Audubon Road, Wakefield, Massachusetts, 01880.

      Only stockholders of record as of February 17, 2004 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 16,815,348 shares of our common stock, par value $.01 per share, were issued and outstanding. The holders of our common stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy.

      Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or filing with our Secretary either a written instrument revoking the proxy or another executed proxy bearing a later date.

      All properly executed proxies returned in time to be counted at the Meeting will be voted. With respect to the election of our Board of Directors, shares represented by proxies will be voted as stated below under "Election of Directors." Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to ratify the selection of Wolf & Company, P.C. as our independent auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

      The representation in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. The ratification of the selection of Wolf & Company, P.C. as our independent auditors requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter.

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     Our Annual Report, containing financial statements for fiscal year ended September 30, 2003, is being mailed contemporaneously with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 25, 2004.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of February 17, 2004:

o by each person (including any "group" as used in Section 13(d) of the Securities Exchange Act of 1934) who is known by us to own beneficially 5% or more of the outstanding shares of common stock;

o     by each of our directors and officers; and

o     by all of our directors and officers as a group.

      Unless otherwise indicated below, to the best of our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. As of February 17, 2004, 16,815,348 shares of our common stock were issued and outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS


                                            Number of Shares      Percentage of
Name (1)                                  Beneficially Owned (2)    Class (2)
--------                                  ----------------------    ---------
Dr. Allen Kahn (3) .....................      2,941,372              17.48 %
Maurice E. Needham (4) .................      1,826,251              10.33 %
Robert H. Davis (5) ....................      1,276,200               7.26 %
Charles E. Coppa (6) ...................        638,427               3.73 %
Mark T. Maust (7) ......................        467,736               2.74 %
Lew F. Boyd (8) ........................        364,588               2.15 %
Lyle Jensen (9) ........................          7,800                    *
All officers and directors as a group
    (7 persons) ........................      7,522,374              39.25 %

* Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                           Number of Shares       Percentage of
                                          Beneficially Owned         Class
                                          ------------------         -----
Richard Ledet (10)......................      1,950,400              11.60 %

(1) Except as noted, each person's address is care of GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, Massachusetts 01940.
(2) Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
(3) Includes 10,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(4) Includes 869,000 shares of common stock issuable pursuant to immediately exercisable stock options. Also includes 59,556 shares of common stock owned by Mr. Needham's wife.
(5) Includes 757,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(6) Includes 305,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(7) Includes 276,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(8) Includes 124,394 shares of common stock issuable pursuant to immediately exercisable stock options.
(9) Includes 7,500 shares of common stock issuable pursuant to immediately exercisable stock options.
(10)  Mr. Ledet's address is 2960 NE Broadway, Des Moines, Iowa 50317.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

      Pursuant to Proposal No. 1, the five nominees listed below will be nominated to serve until the next Annual Meeting of Stockholders and until their successors are elected. Officers are elected by and serve at the discretion of the Board of Directors, subject to their employment contracts.

      Shares represented by all proxies received by the Board of Directors and not so marked to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of all nominees. The Board of Directors knows of no reason why any such nominees should be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number.

The following information is set forth with respect to each nominee for election as a director.

                                                                     Year Term
Nominee's Name                            Position(s) Held           Will Expire
--------------                            ----------------           -----------

Maurice E. Needham ....................   Chairman of the Board      2005
Robert H. Davis .......................   Chief Executive Officer,   2005
                                          President and Director
Lew F. Boyd ...........................   Director                   2005
Allen Kahn, M.D .......................   Director                   2005
Lyle Jensen ...........................   Director                   2005

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                 OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth all of the candidates for election of directors at the Meeting, and our executive officers, their ages, and the positions held by each such person within our company.

     Our directors and executive officers are as follows:

                       Name            Age   Position
                       ----            ---   --------

     Maurice E. Needham ............    63   Chairman of the Board of Directors
     Robert H. Davis ...............    61   Chief Executive Officer; President;
                                             Director
     Charles E. Coppa ..............    40   Chief Financial Officer; Treasurer;
                                             Secretary
     Mark T. Maust .................    45   Vice President of Operations
     Dr. Allen Kahn ................    83   Director
     Lew F. Boyd ...................    58   Director
     Lyle Jensen ...................    53   Director

      We have established an Audit Committee consisting of Messrs. Jensen (Chair) and Boyd and Dr. Kahn, and a Compensation Committee consisting of Messrs. Boyd (Chair) and Jensen. Our Board of Directors has determined that Mr. Jensen is an "audit committee financial expert" within the meaning given that term by Item 401(e) of Regulation S-B and that Mr. Jensen is "independent" within the meaning given to that term by Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

      MAURICE E. NEEDHAM has been Chairman since June 1993. From June 1993 to July 21, 1997, Mr. Needham also served as Chief Executive Officer. He has also served as a Director of Comtel Holdings, an electronics contract manufacturer, since April 1999. He previously served as Chairman of Dynaco Corporation, a manufacturer of electronic components which he founded in 1987. Prior to 1987, Mr. Needham spent 17 years at Hadco Corporation, a manufacturer of electronic components, where he served as President, Chief Operating Officer and Director.

      ROBERT H. DAVIS has been Chief Executive Officer and a Director since July 1997. Prior to joining us, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc. of Houston, Texas ("BFI") since 1990. As an early leader of BFI's recycling division, Mr. Davis grew that operation from startup to $650 million per year in profitable revenues. A 25-year veteran of the recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company, and SCS Engineers, Inc. Mr. Davis currently serves as a Director and Audit Committee member of Waste Connections, Inc., the fourth largest solid waste management company in the United States.

      CHARLES E. COPPA has served as Chief Financial Officer, Treasurer and Secretary since March 1998. From October 1995 to March 1998, he served as Corporate Controller. Mr. Coppa was Chief Financial Officer and Treasurer of Food Integrated Technologies, a publicly-traded development stage company, from July 1994 to October 1995. Prior to joining Food Integrated Technologies, Inc., Mr. Coppa served as Corporate Controller for Boston Pacific Medical, Inc., a manufacturer and distributor of disposable medical products, and Corporate Controller for Avatar Technologies, Inc., a computer networking company.

      MARK T. MAUST has been Vice President of Operations since July 2000 and Vice President of our Minnesota subsidiary since July 1997. Prior to joining us, Mr. Maust served as Vice President for BFI Tire Recyclers of Minnesota, Inc. from July 1991 to June 1997. Mr. Maust was Vice President of Maust Tire Recycling from 1988 to 1991, when the business was sold to BFI and he joined BFI as a Vice President.

      ALLEN KAHN, M.D., has been a Director since March 2000. Dr. Kahn operated a private medical practice in Chicago, Illinois, which he founded in 1953 until his retirement in October 2002. Dr. Kahn has been actively involved as an investor in "concept companies" since 1960. From 1965 through 1995 Dr. Kahn served as a member of the Board of Directors of Nease Chemical Company (currently German Chemical Company), Hollymatic Corporation and Pay Fone Systems (currently Pay Chex, Inc.).

      LEW F. BOYD has been a Director since August 1994. Mr. Boyd is the founder and since 1985 has been the Chief Executive Officer of Coastal International, Inc., an international business development and executive search firm, specializing in the energy and environmental sectors. Previously, Mr. Boyd had been Vice President/General Manager of the Renewable Energy Division of Butler Manufacturing Corporation and had served in academic administration at Harvard and Massachusetts Institute of Technology.

      LYLE JENSEN has been a Director since May 2002. Mr. Jensen is currently a Business Development and Operations Consultant. Prior to that he held executive roles as Chief Executive Officer and minority owner of Comtel and Corlund Electronics, Inc. He served as President of Dynaco Corporation from 1988 to 1997, General Manager of Interconics from 1984 to 1988 and various financial and general management roles within Rockwell International from 1973 to 1984.

Code of Ethics

      We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We are in the process of preparing and adopting a code of ethics, which will be posted on our corporate website.

Board Meetings

      Our Board of Directors met six times during the fiscal year ended September 30, 2003. None of the directors attended fewer than 75% of the meetings held during the period. There were no actions taken by unanimous consent in lieu of a meeting during the fiscal year ended September 30, 2003.

Committees of the Board of Directors

      Our Board of Directors has established an Audit Committee and a Compensation Committee.

      1. Audit Committee: The Audit Committee of the Board of Directors acts to: (i) acquire a complete understanding of our audit functions;
            (ii) review with management and our independent accountants our finances, financial condition and interim financial statements;
            (iii) review with the independent accountants our year-end financial statements; and (iv) review implementation with the independent accountants and management any action recommended by our independent accountants. The Audit Committee met four times during the fiscal year ended September 30, 2003. None of the members of the Audit Committee attended fewer than 75% of the meetings held during the period.

            The Audit Committee adopted a written charter governing its actions on June 1, 2000. The three members of the Audit Committee are "independent" within the definition of that term as provided by
            Section 121(A) of the listing standards of the American Stock Exchange.

            Report of the Audit Committee

                  The Audit Committee has reviewed and discussed our audited consolidated balance sheets and statements of operations, cash flows and stockholders' equity for the fiscal years ended September 30, 2003 and 2002 with management. The Audit Committee has discussed with Wolf & Company, P.C., our independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61.

                  The Audit Committee has also received and reviewed written disclosures and the letter from Wolf & Company, P.C. required by Independent Standards Board No. 1 and has discussed with Wolf & Company, P.C. their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 for filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE

                   Lyle Jensen       Lew Boyd         Dr. Allen Kahn

      2. Compensation Committee: The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers. The Compensation Committee met four times during the fiscal year ended September 30, 2003. None of the members of the Compensation Committee attended fewer than 75% of the meetings held during the period.

      Our Board of Directors has not established a nominating committee. Our Board believes that each of the five current members should, and does, participate in the consideration of director nominees. In accordance with
Section 804 of the American Stock Exchange's Company Guide, our independent directors recommend nominees for selection as directors by the full Board. The policy of our Board is to consider director candidates recommended by our stockholders. Stockholders wishing to nominate director candidates must comply with certain procedures and notice requirements set forth in our By-Laws. Nominations must be submitted in writing to our principal executive office on a timely basis and must contain certain information set forth in our By-Laws. See "Advance Notice Procedures" below. Our Board has not established a formal charter regarding the nomination and consideration of director candidates. We expect to establish a Nominating Committee, and a charter governing its operations, in fiscal 2004. When adopted, the charter will be posted on our corporate website.

      Stockholders may communicate directly with members of our Board of Directors by sending a letter or other written communication to The Chairman of the Board (or, if applicable to an individual director by name), in care of the Corporate Secretary, GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, MA 01940. Our current policy is to forward all communications to the Chairman of the Board or the individually named director, if applicable, but we reserve the right to modify that policy in the future.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

      The following table summarizes the compensation paid or accrued for services rendered during the fiscal years ended September 30, 2003, 2002 and 2001, to our Chief Executive Officer, our Vice President of Operations and our Chief Financial Officer. We did not grant any restricted stock awards or stock appreciation rights or make any long-term plan payouts during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                      Compensation
                                            Annual Compensation                       Securities
Name and                       Fiscal      --------------------      Other Annual     Underlying      All Other
Principal Position              Year       Salary          Bonus    Compensation (1)  Options (2)   Compensation (3)
------------------              ----       ------          -----    ----------------  -----------   ----------------
Robert H. Davis .............   2003       $230,000       $    --       $19,900           --           $  --
Chief Executive Officer         2002        230,000        23,000        16,817        7,500              --
                                2001        230,000        44,000        15,586       25,000           5,813

Mark T. Maust ...............   2003       $140,000       $    --       $18,908           --           $  --
Vice President                  2002        140,000        70,000        17,278        7,500              --
                                2001        140,000        70,000        17,074       25,000           5,813

Charles E. Coppa ............   2003       $130,000       $    --       $ 9,343           --           $  --
Chief Financial Officer         2002        130,000         5,000         7,200        7,500              --
                                2001        130,000        20,000         7,200       50,000           5,813

(1) Represents payments made to or on behalf of Messrs. Davis, Maust and Coppa for health and life insurance and auto allowances.
(2) The fiscal 2002 grants represent options granted to Mr. Davis, Mr. Maust and Mr. Coppa in August 2002. The fiscal 2001 grants represent options granted in January 2001 to Mr. Davis, Mr. Maust and Mr. Coppa.
(3) Represents the value assigned to 19,375 shares of our unregistered common stock granted to each of Messrs. Davis, Maust and Coppa for prior services rendered.

Options/SAR Grants Table

      We did not grant any stock options or other equity during the fiscal year ended September 30, 2003 to the executives named in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      The following table sets forth information concerning the value of unexercised options as of September 30, 2003 held by the executives named in the Summary Compensation Table above.

                                                                                                        Value of Unexercised
                                                                     Number of Unexercised              In-the-Money Options
                                     Shares                      Options at September 30, 2003 (3)    at September 30, 2003 (2)
                                  Acquired on      Value         ---------------------------------   ----------------------------
Name                              Exercise (1)   Realized (2)    Exercisable         Unexercisable   Exercisable    Unexercisable
----                              ------------   ------------    -----------         -------------   -----------    -------------

Robert H. Davis ...........         103,000       $119,940       944,500                 273,500     $441,430         $257,830
Mark T. Maust .............              --             --       166,000                 166,500     $208,550         $112,500
Charles E. Coppa ..........              --             --       214,000                 173,500     $242,720         $124,880

(1) During the fiscal year ended September 30, 2003, Mr. Davis exercised 103,000 options at exercise prices ranging from $.40 to $.53 per share.

(2) Assumes that the value of shares of common stock is equal to $1.66 per share, which was the closing bid price on the American Stock Exchange on September 30, 2003.

(3) The options granted to the executive officers became exercisable commencing July 17, 1998 in the case of Mr. Davis, December 30, 1997 in the case of Mr. Maust and March 23, 1999 in the case of Mr. Coppa at an annual rate of 20% of the underlying shares of our common stock. The options granted to Mr. Davis pursuant to his April 1999 employment agreement vest over a seven-year period.

Employment Agreements

      In April 1999, we entered into a three-year employment agreement with Mr. Davis pursuant to which Mr. Davis receives a salary of $230,000 per annum with an additional $50,000 of deferred compensation in the first year. The agreement automatically renews for three additional years upon each anniversary, unless notice of non-renewal is given by either party, and provides for payment of twelve months salary as a severance payment for termination without cause. Any increases will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. The agreement also provides for Mr. Davis to receive incentive compensation based on the following formula:

Consolidated Net Income             Incentive             Cumulative
Before Income Taxes                 Compensation Rate      Maximum
--------------------                -----------------      -------
$0 - $1,000,000                     5%                     $ 50,000
$1,000,001 - $2,000,000             7.5%                    125,000
$2,000,001+                         2.5%                    125,000+

      No bonus was payable for fiscal 2003. Based upon our fiscal 2002 performance, Mr. Davis chose to accept a reduced bonus amount of $23,000.

      In June 1999, we entered into a two-year employment agreement with Mr. Coppa pursuant to which Mr. Coppa currently receives a salary of $130,000 per annum. The agreement automatically renews for two additional years upon each anniversary, unless notice of non-renewal is given by either party. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. The agreement provides for payment of twelve months salary as a severance payment for termination without cause.

      In June 2003, we entered into a three-year employment agreement with Mr. Needham pursuant to which Mr. Needham will receive a salary of $90,000 per annum. The agreement automatically renews for three additional years upon each anniversary, unless notice of non-renewal is given by either party. Any increases or bonuses will be made at the discretion of our Board of Directors upon the recommendation of the Compensation Committee. The agreement provides for payment of twelve months salary as a severance payment for termination without cause.

Stock Option Plan

      Our 1993 Stock Option Plan, was established to provide options to purchase shares of common stock to our employees, officers, directors and consultants. In March 2001, our stockholders approved an increase to the number of shares authorized under the 1993 Stock Option Plan to 3,000,000 shares.

      Options granted under the 1993 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended; or non-qualified stock options. Incentive stock options may be granted under the 1993 Stock Option Plan to employees, including officers and directors who are employees. Non-qualified options may be granted to our employees, directors and consultants.

      The 1993 Stock Option Plan is administered by our Board of Directors, which has the authority to determine:

      o     the persons to whom options will be granted;

      o     the number of shares to be covered by each option;

      o whether the options granted are intended to be incentive stock options;

      o     the manner of exercise; and

      o     the time, manner and form of payment upon exercise of an option.

      Incentive stock options granted under the 1993 Stock Option Plan may not be granted at a price less than the fair market value of our common stock on the date of grant (or less than 110% of fair market value in the case of persons holding 10% or more of our voting stock). Non-qualified stock options may be granted at an exercise price established by our Board which may not be less than 85% of fair market value of our shares on the date of grant. Incentive stock options granted under the 1993 Stock Option Plan must expire no more than ten years from the date of grant, and no more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.

      As of September 30, 2003, there were 1,983,894 options granted and outstanding under the 1993 Stock Option Plan of which 1,533,094 options were exercisable at prices ranging from $0.38 to $4.70.

Non-Employee Director Stock Option Plan

      Our 1996 Non-Employee Director Stock Option Plan is intended to promote our interests by providing an inducement to obtain and retain the services of qualified persons who are not officers or employees to serve as members of our Board of Directors. The Board of Directors has reserved 60,000 shares of common stock for issuance under Non-Employee Director Stock Option Plan.

      Each person who was a member of the Board of Directors on January 24, 1996, and who was not an officer or employee, was automatically granted an option to purchase 2,000 shares of common stock. In addition, after an individual's initial election to the Board of Directors, any director who is not an officer or employee and who continues to serve as a director will automatically be granted on the date of the Annual Meeting of Stockholders an additional option to purchase 2,000 shares of common stock. The exercise price per share of options granted under the Non-Employee Director Stock Option Plan is 100% of the fair-market value of the common stock on the business day immediately prior to the date of the grant and each option is immediately exercisable for a period of ten years from the date of the grant.

      As of September 30, 2003,options to purchase 26,000 shares of our common stock have been granted under the 1996 Non-Employee Director Stock Option Plan, of which 16,000 are outstanding and exercisable at prices ranging from $0.38 to $1.95.

Employee Benefit Plan

      In August 1999, we implemented a Section 401(k) plan for all eligible employees. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) plan are fully vested at all times. We may make discretionary contributions to the 401(k) plan which become vested over a period of


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

five years. We did not make any discretionary contributions to the 401(k) plan during the fiscal years ended September 30, 2003 and 2002.

Loans; Personal Guarantees

      In January 1998, we advanced Mr. Davis $104,000 under an 8.5% secured loan agreement with both principal and interest due January 2001. This agreement was amended on September 30, 2000 to extend the maturity of the note until April 15, 2002 and increase the interest rate to 9.5%. In September 2001, we agreed to extend the maturity date to April 15, 2004. As of September 30, 2003, the outstanding balance on this note amounted to approximately $158,100, including accrued interest.

      In January 1999, we advanced Messrs. Davis and Coppa a total of $55,000 under 8.5% secured loan agreements with both principal and interest due January 2002 (subsequently extended to April 15, 2004). The proceeds were used to participate in a private placement of our common stock and the loans are secured by 191,637 shares of common stock owned by the two officers. In June 2002, Messrs. Davis and Coppa each repaid $5,000 of their respective then outstanding balances. As of September 30, 2003, the outstanding balance on these notes amounted to approximately $66,800, including accrued interest, of which $45,000 is classified as an offset to stockholders' equity.

      Messrs. Needham, Davis and Coppa have personally guaranteed a $1.1 million note payable issued to Cryopolymers Leasing Inc. in May 1999.

      Dr. Kahn loaned us $300,000 under the terms of an October 1999 private offering of 10% convertible notes and warrants and $75,000 under a February 2000 private offering of 11% convertible notes and warrants. The entire principal balance was outstanding as of September 30, 2003. The warrants are exercisable for a period of five years to purchase 125,000 shares of our common stock at exercise prices ranging from $.31 to $.50 per share. Dr. Kahn has been granted limited registration rights to cause us to register for resale the common stock underlying the warrants in the event that we register shares of common stock for our own account. The original maturity date of the convertible notes was twelve months after issuance and they are payable in cash or unregistered shares of our common stock at a conversion price of $1.00 per share. In September 2000 and June 2001, Dr. Kahn agreed to extend the maturity date of his notes for an additional twelve months from their original maturity. In return for the June 2001 extension, we agreed to reduce the conversion price to $.75 per share. In September 2002, Dr. Kahn again agreed to extend the maturity of each note for an additional twenty-four months from their extended maturity dates with no change in existing terms.

      Dr. Kahn has also loaned us $200,000 under the terms of a November 2000 unsecured promissory note which bears interest at 12% per annum with interest due monthly and the principal due in November 2001. In June 2001, Dr. Kahn agreed to extend the maturity date of the note for an additional twelve months from its original maturity. In September 2002, Dr. Kahn again agreed to extend the maturity of the note until November 2004.

      In September 2003, Mr. Davis loaned us $400,000 under the terms of a September 30, 2003 unsecured promissory note which bears interest at 12% per annum with interest due quarterly and the principal due March 31, 2004.

      During the period of June to August 2003, two immediate family members of Mr. Needham loaned us a total of $400,000 under the terms of two-year, unsecured promissory notes which bear interest at 12% per annum with interest due quarterly and the principal due upon maturity.

Related Party Transactions

      We rent several pieces of equipment on a monthly basis from Valley View Farms, Inc., a company co-owned by Mr. Maust. Rent expense associated with payments made to Valley View Farms for the fiscal years ended September 30, 2003 and 2002 was $279,443 and $355,040, respectively.

      In July 2002, our Minnesota subsidiary entered into a four-year equipment lease with Valley View Farms. Under the terms of the lease, the subsidiary is required to pay rent of $4,394 per month and has the ability to purchase the equipment at the end of the lease at approximately 40% of its original value. The lease is classified as a capital lease at September 30, 2003 with an equipment value of $146,670.

      In September 1999, our Georgia subsidiary entered into a five-year equipment lease with Valley View Farms. Under the terms of the lease, the subsidiary was required to pay rent of $6,421 per month and had the ability to apply 85% of all payments made towards the purchase of the equipment at the end of the lease. In August 2002 the subsidiary exercised its option to acquire the equipment.


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

      Our majority-owned joint venture, Able Tire of Oklahoma, LLC, which we divested in April 2003, leased on a month-to-month basis certain rolling stock equipment from Gary Humphreys, an owner of Able Tire Company, LLC, the other member of the joint venture. Payments made to Mr. Humphreys totaled $48,700 and $45,100 during the fiscal years ended September 30, 2003 and 2002, respectively.

      Able Tire of Oklahoma, LLC also purchased certain operating equipment from Green Tree Resorts, a company partly owned by Mr. Humphreys, for $10,500 during the fiscal year ended September 30, 2002.

      In April 2003, our Iowa subsidiary entered into a ten-year lease agreement with Maust Asset Management Company, LLC ("Maust Asset Management") for our Iowa facility. Maust Asset Management is co-owned by one of our officers. Under the terms of the lease, monthly rent payments of $8,250 are required for the first five years, increasing to $9,000 per month for the remaining five years. The lease also provides us a right of first refusal to purchase the land and buildings at fair market value during the term of the lease. Maust Asset Management acquired the property from the former lessor. For the fiscal year ended September 30, 2003, payments made in connection with this lease amounted to $41,250.

      On September 30, 2003, Mart Management, Inc., our Georgia subsidiary's landlord, loaned us $100,000 under the terms of a September 30, 2003 unsecured promissory note which bears interest at 12% per annum with interest due quarterly and the principal due September 30, 2004.

      All transactions, including loans, between us and our officers, directors, principal stockholders, and their affiliates are approved by a majority of the independent and disinterested outside directors on the Board of Directors. Management believes these transactions were consummated on terms no less favorable to us than could be obtained from unaffiliated third parties.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on Form 3 and reports of changes in such ownership on Form 4 and Form 5. Officers, directors and 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

      To the best of management's knowledge, based solely on review of the copies of such reports furnished to us during and with respect to, our most recent fiscal year, and written representation that no other reports were required, all Section 16(a) filing requirements applicable to our officers and directors have been complied with.

                                 PROPOSAL NO. 2
                      RATIFICATION OF SELECTION OF AUDITORS

      Our Board of Directors has selected the firm of Wolf & Company, P.C., independent certified public accountants, to serve as auditors for the fiscal year ending September 30, 2004. Wolf & Company, P.C. has acted as our independent auditor since inception. Stockholder ratification of our independent auditors is not required under Delaware law or under the our Certificate of Incorporation or By-Laws. If the stockholders do not ratify the selection of Wolf & Company, P.C. as our independent auditors for the fiscal year ending September 30, 2004, our Board of Directors will evaluate what would be in the best interests of our company and our stockholders and consider whether to select new independent auditors for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing independent auditors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF WOLF & COMPANY, P.C. AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2004.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      In addition to audit services, Wolf & Company, P.C. also provided certain non-audit services to us during the fiscal year ended September 30, 2003. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Wolf & Company, P.C.


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

      Audit Fees. The aggregate fees billed for professional services rendered by Wolf & Company, P.C. for (1) the audit of our financial statements as of and for the fiscal year ended September 30, 2003 and (2) the review of the financial statements included in the company's Form 10-QSB filings for fiscal 2003 were $118,450. The aggregate fees billed for professional services rendered by Wolf & Company, P.C. for (1) the audit of our financial statements as of and for the fiscal year ended September 30, 2002 and (2) the review of the financial statements included in the company's Form 10-QSB filings for fiscal 2002 were $71,100.

      Audit-Related Fees. The aggregate fees billed in fiscal 2003 and 2002 for assurance and related services rendered by Wolf & Company, P.C. that are reasonably related to the performance of the audit or review of our financial statements, were $8,200 and $14,400, respectively. Services rendered in this category consisted of (i) financial accounting and reporting consultations, and
(ii) participation in board and audit committee meetings and (iii) assurance services on specific transactions.

      Tax Fees. The aggregate fees billed in fiscal 2003 and 2002 for professional services rendered by Wolf & Company, P.C. for tax compliance, tax advice and tax planning, were $ 20,000 and $10,750, respectively.

      All Other Fees. There were no fees billed in fiscal 2003 and 2002 for products and services provided by Wolf & Company, P.C., other than services reported above.

      Pre-Approval Policies and Procedures. The Audit Committee has adopted policies which provide that our independent auditors may only provide those audit and non-audit services that have been pre-approved by the Audit Committee, subject, with respect to non-audit services, to a de minimis exception (discussed below) and to the following additional requirements: (1) such services must not be prohibited under applicable federal securities rules and regulations, and (2) the Audit Committee must make a determination that such services would be consistent with the principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of our company, or be a promoter of our company's stock or other financial interests. The chairman of the Audit Committee has the authority to grant pre-approvals of permitted non-audit services between meetings, provided that any such pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

      During fiscal 2003, all of the non-audit services provided by Wolf & Company, P.C. were pre-approved by the Audit Committee. Accordingly, the Audit Committee did not rely on the de minimis exception noted above. This exception waives the pre-approval requirements for non-audit services if certain conditions are satisfied, including, among others, that such services are promptly brought to the attention of and approved by the Audit Committee prior to the completion of the audit.

      It is expected that a member of the firm will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                          TRANSACTION OF OTHER BUSINESS

      Our Board of Directors knows of no other matters which may be brought before the Meeting. If any other matters properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                            ADVANCE NOTICE PROCEDURES

      Under our By-laws, nominations for a director may be made only by the Board of Directors, a committee appointed by the Board of Directors, or by a stockholder of record entitled to vote on the election of directors, who is also a stockholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected, who has delivered notice to our principal executive offices (containing certain information specified in the By-laws) (i) not fewer than 60 days nor more than 90 days prior to the anniversary date of the preceding year's annual meeting, or (ii) if the meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.


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

      Our By-laws also provide that no business may be brought before an annual meeting of stockholders except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder who shall have been a stockholder of record on the record date for such meeting and who shall continue to be entitled to vote thereafter, who has delivered notice to our principal executive offices (containing certain information specified in the By-laws) (i) not fewer than 60 days nor more than 90 days prior to the anniversary date of the preceding year's annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier.

      These requirements are separate and apart from and in addition to the requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement under Rule 14a-8 of the Exchange Act. A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary, GreenMan Technologies, Inc., 7 Kimball Lane, Building A, Lynnfield, MA 01940.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at our next annual meeting of stockholders must be received at our principal executive offices not later than November 25, 2004. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested.

                            EXPENSES AND SOLICITATION

      The cost of solicitation by proxies will be borne by us, in addition to directly soliciting stockholders by mail, we may request banks and brokers to solicit their customers who have our stock registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by our officers and employees may be made of some stockholders in person or by mail or telephone.


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